EXHIBIT 3.1

 CERTIFICATE OF VALIDATION

OF

CERTIFICATE OF AMENDMENT

OF

TWIN VEE POWERCATS CO.

Pursuant to Section 204 of the

General Corporation Law of the State of Delaware

Twin Vee Powercats Co., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies as follows:

1.       The Corporation has ratified one or more defective corporate acts that would have required the filing of a certificate under Section 103 of the General Corporation Law of the State of Delaware (the “General Corporation Law”).

2.       Each such defective corporate act has been ratified in accordance with Section 204 of the General Corporation Law.

3.       No certificate was previously filed under Section 103 of the DGCL in respect of such defective corporate act. A certificate containing all of the information required to be included under Section 242 of the DGCL to give effect to each such defective corporate act is attached hereto as EXHIBIT A. Such certificate shall be deemed to have become effective as of May 4, 2026 at 12:01 a.m., Eastern Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Validation to be executed by a duly authorized officer this 8th day of September, 2026.

TWIN VEE POWERCATS CO.

By:	/s/ Glenn Sonoda
Name:	Glenn Sonoda
Title:	Corporate Secretary and In-House Counsel

EXHIBIT A

Certificate of Amendment

of

Certificate of Incorporation

of

TWIN VEE POWERCATS CO.

Twin Vee Powercats Co., a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The Certificate of Incorporation of the Corporation is hereby amended by removing Section D of Article FOURTH in its entirety and inserting the following in lieu thereof:

“D. Upon this Certificate of Amendment becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each 37 shares of Common Stock issued and outstanding or held by the corporation in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall automatically without further action on the part of the corporation or any holder of Old Common Stock, be reclassified into one fully paid and nonassessable share of common stock (the “New Common Stock”) (such reclassification, the “Reverse Stock Split”). From and after the Effective Time, certificates representing any shares of Old Common Stock shall represent the number of whole shares of New Common Stock into which such shares of Old Common Stock shall have been reclassified pursuant to this Certificate of Amendment. No fractional shares of common stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, the Corporation shall pay to the holders of a fraction of a share of New Common Stock an amount in cash equal to the fair value of fractions of a share as of the Effective Time.”